INVESTMENT AGREEMENT


This Agreement is made this date, by and between TWIN FACES EAST ENTERTAINMENT CORPORATION, a Nevada Corporation ("Company"), and MAGELLAN CONCEPTS INTERNATIONAL, INC., a Florida Corporation ("MCI"), collectively referred to as "The Parties".

WHEREAS,   the  Company  is  engaged  in  the  business  of  development   of
intellectual and entertainment properties and desires to acquire the assets and intellectual properties of MCI and;

WHEREAS,  MCI  desires to transfer (sell) twenty five percent  (25%)  of  its
assets,   name,  patents,  trademarks,  copyrights,  and  other  intellectual properties to the Company.


NOW THEREFORE IT IS AGREED AS FOLLOWS:

Section 1.     Type of Transaction.
           Investment in MCI with payment in cash and Common stock in the Company.


Section 2.     Assets and Intellectual Property.
           Defined as and includes all of the intellectual properties, assets whether physical or intellectual, name, trademarks, patents, copyrights, database or similar properties that are or will become the property of MCI. MCI hereby warrants that each and all of the assets as defined in are free and clear of any encumbrance, liens, or attachments of any kind.


Section 3.     Timing.
           The "Effective Date" of this acquisition will be within ten (10) days of execution of this document but in no case later than 2-28-02.


Section 4.     Payment Terms.
           Within 30 days of the effective date of this agreement the Company will issue five hundred thousand (500,000) shares of Common stock of the Company. The stock will carry a SEC Rule 144 restriction mark on the certificates and be subject to all Rule 144 restrictions. The stock may be issued in the name of any employee of MCI, or their assigns.

          Within 10 days of receipt of funding into the Company in the amount of one million ($1,000,000) or greater, MCI will receive a cash payment of one hundred eighty thousand dollars ($180,000) from the Company, of which partial payment has already been made in the name of Nobel Scientific via two wire transfers for $67,000 and $40,000 respectively, leaving a remaining balance of $73,000.

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Section 5.     Consideration by MCI
          As consideration for this investment, MCI agrees to:
A. Assignment of the contract with Doyle Sports known as the World Sports Technology Agreement for development of training seminars under the "Circle of Champions" and other names.
B. Use of all of the MCI intellectual and business development database, e-mail and e-commerce sources and software for business development at MCI's actual cost of production.
C. Right of first refusal on acceptance and assignment from MCI to the Company of any contract or sales for training or seminars similar to section 5.A. above.
D. Right of first refusal for matching any future sale of any of MCI's remaining ownership, such right shall be made known to the Company in writing who then has thirty (30) days with which to match the pending offer, or lose this right.


Section 6. Severability. The covenants set forth in this Agreement above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographical scope of one or more of the separate covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable prospectable interests of the Company and MCI. The substitute provision shall be incorporated into this Agreement. If the parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.


Section 7. Confidentiality. The Parties acknowledge that they will develop and be exposed to information that is or will be confidential and proprietary to each entity. The information includes customer lists, marketing plans, pricing data, product plans, software, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Parties agree to make use of such information only in performance of its duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.

Section 8. Remedies. The Parties acknowledge that monetary damages would be inadequate to compensate each other for any breach of the covenants set forth in this Agreement. The Parties agree that, in addition to other remedies which may be available, they shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

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Section 9.     Waiver.  The waiver by either of The Parties of the breach  of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either of The Parties.

Section 10. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.


Section 11. Arbitration. If at anytime during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction thereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by both parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association (AAA) and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the AAA, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 12. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     This Agreement is made and entered this 25th day of February 2002.

Company:                           MCI:
Twin Faces East Entertainment      Magellan Concepts International, Inc.
Corporation
By:                                By:

Michael Smolanoff, PhD, CEO        Sharmila Bharath, President


Date                               Date